Exhibit 10.1

May 19, 2005

Mr. Kenneth H. Beer

1424 Henry Clay Avenue

New Orleans, Louisiana 70118

Dear Ken:

This letter serves to confirm the offer of employment to you for the positions of Senior Vice President and Chief Financial Officer of Stone Energy Corporation (the “Company”).

The following represents the terms and conditions of this offer:

1.	Commencement date shall be on or before August 1, 2005.

2.

Your starting base salary will be $260,000.00 annually. You will also be eligible to participate in the Company’s annual incentive compensation plan, sometimes referred to as the bonus plan, with a targeted bonus opportunity of 100% of base salary but the exact amount to be determined by performance.

3.

As of August 1, 2005, you shall receive an award of 20,000 shares of the Company’s common stock in the form of restricted stock with restrictions lapsing one-third per year over three years, pursuant to the Company’s 2004 Amended and Restated Incentive Stock Plan.

4.

As of August 1, 2005, you shall receive a grant of 30,000 options to acquire shares of the Company’s common stock vesting twenty percent per year over five years, pursuant to the Company’s 2004 Amended and Restated Incentive Stock Plan

5.

It is contemplated that you shall be eligible to receive awards of restricted stock and grants of stock options annually after employment, subject to and based on performance as defined in the Company’s long-term incentive plan with actual amounts to range between 0.5 and 1.5 times the target depending on Company and individual performance. The target shall be 10,000 shares of restricted stock and stock options for 10,000 shares.

6.	You shall receive reimbursement for usual and reasonable business expenses, and the Company will provide relocation assistance and/or lodging for a period not to exceed eighteen months.

7.	You shall be entitled to two weeks of paid vacation for the remainder of 2005 and four weeks of paid vacation each calendar year thereafter pursuant to the Company’s vacation plan.

8.

You shall be entitled to participate in all other Company benefits, plans and programs available to employees of the Company, including 401(k) plan, medical, dental, disability and life insurance plans, vacation and sick leave plan, and annual incentive compensation plan, subject in each instance to applicable conditions and waiting periods.

You will also be eligible for certain severance benefits as set forth in the Company’s Change of Control Severance Plan for Officers.

The Company expressly reserves the right to discontinue or amend the nature or amount of any of its compensation or benefit plans, programs, policies and/or practices. Also, your employment at the Company will be on an “at will” basis, meaning that you or the Company may terminate this employment relationship at any time, with or without reason.

We are very pleased to make this offer of employment to you, and we look forward to your joining the Company. If the foregoing accurately reflects the basic terms and conditions upon which you would be willing to accept employment, please sign one copy of this letter and return it to Stone, to the attention of David H. Welch. Unless this letter is signed by you and a copy (by fax or otherwise) is received by Stone by 5:00 p.m. (central time) on May 27, 2005, this letter is withdrawn, void and without effect.

Very truly yours,

STONE ENERGY CORPORATION

/s/ David H. Welch
By:	David H. Welch
President and Chief Executive Officer

Agreed to and accepted this 21st day of May, 2005.

/s/ Kenneth H. Beer
KENNETH H. BEER